Exhibit 99.1


      Tripath Technology Inc. Reports Third Quarter 2003 Results;
     Achieved 19% Sequential Revenue Growth and 32% Gross Margins

    SAN JOSE, Calif.--(BUSINESS WIRE)--Oct. 30, 2003--

     Introduced revolutionary, low cost ("Godzilla") architecture for digital amplifiers and announced Flat Panel TV design wins for JVC and Sanyo

    Tripath Technology Inc. (Nasdaq:TRPH) creators of Digital Power Processing (DPP(R)) and Class-T(TM) advanced 1-bit Digital Amplifiers, today reported financial results for its third quarter of fiscal year 2003.
    Revenues for the third quarter ended September 30, 2003 were $3.7 million, a 19% increase over revenues of $3.1 million for the second quarter of fiscal year 2003 and an increase of 37% over revenues of $2.7 million for the third quarter of fiscal 2002.
    The net loss applicable to the common stockholders for the third quarter was $1.5 million or $(0.04) per share, compared to a net loss of $1.8 million, or $(0.04) per share for the second quarter of fiscal 2003, and a net loss of $3.1 million or $(0.08) per share for the comparable 2002 quarter.
    "We are pleased with the continued improvement in our operating performance during the third quarter, said Dr. Adya Tripathi, Chairman, President and CEO of Tripath. Dr. Tripathi, added, "We achieved 19% sequential revenue growth over the previous quarter and we were able to improve our gross profit margins from 29% in Q2 to 32% in Q3 as a result of favorable product mix. Operating expenses remained flat at $2.7 million and we increased our cash on hand to $9.1 million. We received approximately $1.7 million in September in proceeds from the exercise of stock warrants that were issued in connection with the January 2002 financing."
    "We are again very pleased with our progress in securing a number of major design wins during the third quarter including flat panel TV design wins with JVC and Sanyo," continued Dr. Tripathi. "Through space-saving technology, low heat dissipation and high energy efficiency and high quality sound, Tripath is quickly becoming the technology of choice in the rapidly growing LCD and plasma TV display markets. Over 10 million LCD and plasma TV units are forecasted to be sold in 2004 and that number is expected to increase to over 40 million units per year in 2008. We believe that Tripath is now well positioned in the flat panel TV display market."
    Dr. Tripathi also commented, "We also recently announced the introduction of a new breakthrough low cost power stage architecture platform ("Godzilla") that can be used across the broad spectrum of audio amplifiers from 10W/ch PC stereo to greater than 150W/ch AV receivers. We believe, with this new architecture, we will be competitively priced with existing analog amplifiers without compromising the audio performance that our customers have come to expect from Tripath's Class-T(TM) Digital Amplifiers. This new architecture will enable us to reduce our manufacturing costs and substantially improve our gross margins during the second half of 2004 and 2005."
    Dr. Tripathi added, "We are also delighted that Nasdaq approved our transfer application back to the Nasdaq National Market, effective October 28, 2003. We believe this bodes well for Tripath's continued success."

    Highlights For the Third Quarter Include:

    Design Wins and New Products Announcements:

    -- Announced introduction of revolutionary, low-cost architecture for digital amplifiers.

    --  Announced design win in Sanyo's new Home Theater System.

    --  Announced design win in Sanyo's Plasma and LCD TVs.

    --  Announced design win in JVC's LCD TV.

    --  Announced design win in Audio Research's new Modular
        Multichannel Power Amplifier.

    Financial:

    --  Achieved 19% revenue growth over Q2-03.

    --  Gross margins improved from 29% (Q2-03) to 32% (Q3-03).

    -- Operating expenses maintained flat with Q2(03) at $2.7 million.

    -- Net cash used (excluding stock warrant and option exercises) declined from $1.1 million (Q2-03) to $0.9 million (Q3-03).

    -- Accounts Receivable Days Sales Outstanding (DSO) declined from 73 (Q2-03) to 48 days (Q3-03).

    --  $9.1 million cash on hand at September 30, 2003.

    Third Quarter Conference Call

    Tripath Technology will hold a conference call on October 30th at 2 PM (PST) to discuss the financial results for the third quarter of fiscal year 2003. Investors and other interested parties are invited to participate in the call by dialing 1-(800)-901-5218 (Domestic) and
(617)-786-4511 (International) and entering the pass code 59677107. Additionally, investors may take advantage of a live web cast of the call available through the investor relation's section of Tripath's website at www.tripath.com or via CCBN at www.fulldisclosure.com. No password is necessary.
    The conference call replay will be available on the investor relations section of Tripath's website at www.tripath.com after 4 PM
(PST) on October 30th and will remain available until the release of the Company's fourth quarter financial results. The replay number is 1-(888)-286-8010 (Domestic) and (617)-801-6888 (International). The
access number for the replay will be 28991460.

    About Tripath Technology Inc.

    Based in San Jose, California, Tripath Technology Inc. is a fabless semiconductor company that focuses on providing highly efficient power amplification to the consumer electronics and communications markets. Tripath owns the patented technology called Digital Power Processing (DPP(R)), which combines modern advances in digital signal processing and power processing. Tripath's current customers include consumer electronic and computer companies, such as Aiwa, Apple Computer, Denon, Hitachi, Motorola, Onkyo, Samsung, Sharp, Sony and Toshiba, as well as DSL communications equipment providers, such as Alcatel, who use Tripath's power efficient line drivers for central office applications. For more information please visit Tripath's web site at www.tripath.com

    Safe Harbor Statement

    Certain statements in this release concerning Tripath's long term outlook are forward-looking statements that involve a number of risks and uncertainties. Actual events and results could differ materially from those stated or implied from the forward looking statements. Tripath's ability to grow depends on many factors, such as silicon wafer pricing and the availability of foundry and assembly capacity and raw materials. Also, the availability and pricing of competing products and technologies would effect sales and pricing of Tripath's products. Tripath may experience fluctuations in the manufacturing yields of its third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of its products. Tripath may not be able to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a timely manner. Further information regarding these and other risks and uncertainties is included in Tripath's United States Securities and Exchange Commission filings.


                       TRIPATH TECHNOLOGY INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                            (in thousands)
                             (unaudited)

                               Three Months Ended   Nine Months Ended
                               ------------------  -------------------
                                  September 30        September 30
                               ------------------  -------------------
                                   2003     2002       2003      2002
                               --------- --------  --------- ---------

Revenue                        $  3,674  $ 2,718   $  9,765  $ 13,325
Cost of revenue                   2,514    2,453      6,941    16,249
                               --------- --------  --------- ---------
Gross profit (loss)               1,160      265      2,824    (2,924)
                               --------- --------  --------- ---------

Operating expenses:
  Research and development        1,602    2,535      5,205     9,412
  Selling, general and
   administrative                 1,103      892      3,462     4,246
                               --------- --------  --------- ---------
    Total operating expenses      2,705    3,427      8,667    13,658
                               --------- --------  --------- ---------

Loss from operations             (1,545)  (3,162)    (5,843)  (16,582)
Net interest income                   9       22         14       122
                               --------- --------  --------- ---------
Net loss                         (1,536)  (3,140)    (5,829)  (16,460)
Charge for beneficial
 conversion feature                   -        -          -   (14,952)
                               --------- --------  --------- ---------
Net loss applicable to common
 stockholders                  $ (1,536) $(3,140)  $ (5,829) $(31,412)
                               ========= ========  ========= =========

Basic and diluted net loss per
 share applicable to common
 stockholders                  $  (0.04) $ (0.08)  $  (0.14) $  (0.83)
                               ========= ========  ========= =========

Number of shares used to
 compute basic and diluted net
 loss per share                  42,115   41,327     41,677    37,967
                               ========= ========  ========= =========


Stock-based compensation attributable to individuals that worked in the following functions is as follows:

                               Three Months Ended   Nine Months Ended
                               ------------------  -------------------
                                  September 30        September 30
                               ------------------  -------------------
                                   2003     2002       2003      2002
                               --------- --------  --------- ---------

Manufacturing (cost of
 revenue)                      $      1  $     2   $      4  $     25
Research and development             (7)    (193)        27       167
Selling, general and
 administrative                      43     (698)        14      (493)
                                --------  -------   --------  --------
   Total stock-based
    compensation               $     37  $  (889)  $     45  $   (301)
                                ========  =======   ========  ========


                       TRIPATH TECHNOLOGY INC.
                     CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                             (unaudited)

                                                September    December
                                                   30           31
                                                  2003         2002
                                               ----------   ----------
ASSETS
Current assets:
    Cash, cash equivalents and restricted cash $   9,088    $  10,598
    Accounts receivable, net                       1,934        1,471
    Inventories                                    4,036        5,252
    Prepaid expenses and other current assets        161          706

                                               ----------   ----------
      Total current assets                        15,219       18,027

Property and equipment, net                        1,673        2,474
Other assets                                          77          184

                                               ----------   ----------
               Total assets                    $  16,969    $  20,685
                                               ==========   ==========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                           $   2,510    $   2,395
    Current portion of capital lease
     obligations                                     300          225
    Accrued expenses                                 674        1,070
    Deferred distributor revenue                     738          626

                                               ----------   ----------
      Total current liabilities                    4,222        4,316

Long term liabilities:                             1,157          933
                                               ----------   ----------

      Total liabilities                            5,379        5,249
                                               ----------   ----------

Stockholders' equity:
    Common stock                                      44           41
    Additional paid-in capital                   189,987      187,835
    Deferred stock-based compensation               (263)         (91)
    Accumulated deficit                         (178,178)    (172,349)

                                               ----------   ----------
      Total stockholders' equity                  11,590       15,436

                                               ----------   ----------
               Total liabilities and
                stockholders' equity           $  16,969    $  20,685
                                               ==========   ==========

    CONTACT: Tripath Technology Inc.
             David P. Eichler, 408-750-6801
             deichler@tripath.com